OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2010 SECOND QUARTER RESULTS

Company Announces Four New Land Nodal Data Acquisition System Orders Totaling 6,420 Channels

Houston, Texas - May 7, 2010 - OYO Geospace (NASDAQ: OYOG) today announced net income of $2.8 million, or $0.45 per diluted share, on revenues of $30.8 million for its quarter ended March 31, 2010. This compares with a net income of $1.2 million, or $0.20 per diluted share, on revenues of $23.5 million in the comparable quarter last year.

For the six months ended March 31, 2010, OYO Geospace recorded sales of $57.1 million and net income of $3.9 million, or $0.63 per diluted share. For the comparable period last year the company recorded sales of $49.4 million and net income of $2.6 million, or $0.42 per diluted share.

"Our financial results improved sequentially and also year-over-year, but the market conditions remain challenging. Our traditional products still face significant pricing pressure and subdued demand. As a result, we continue to operate our factories at less than full capacity which hurts our profitability. However, we had better than expected demand for our marine products and for the GSR, our land nodal data acquisition system. During the quarter we delivered an 8,000-channel GSR system to Dawson Geophysical for their U.S. seismic operations. We also delivered 3,200 additional GSR channels to Viking Geophysical's seismic operations in Turkey bringing Viking's total GSR channel count to 6,200 channels. Another 700 channels were sold to Seismic Equipment Solutions to increase their worldwide rental fleet of land nodal data acquisition equipment. Our non-seismic industrial product line also performed well, although the impact is relatively small at this time. Our operations in Canada and Russia continue to struggle due to difficult local market conditions, but we are beginning to see signs of improvement in both markets," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"We are pleased to announce four recently received orders for our GSR land nodal data acquisition system. The first order is for 1,700 additional channels for BP's existing GSR crew in Libya. This latest order will bring that crew's channel count to over 3,700 channels. Tullow Oil and Gas ordered a GSR system to be initially used in Uganda. This is a 720-channel crew utilizing our 3-channel GSR configuration with our 3-component sensor package. We also received a 1,000-channel order from Green World Geophysical who will initially use this system to explore the Marcellus shale area in southern New York. Finally, we received a 3,000-channel order from TGC Industries to be used in their U.S. and Canadian markets. We expect to deliver all four of these orders in our third quarter of fiscal year 2010. Upon delivery of these new orders, we will have ten customers able to deploy over 27,000 GSR channels. Customer reception to our GSR system demonstrations has been very positive, and more demonstrations are forthcoming. We are extremely delighted to see the increase in world-wide interest and acceptance of our GSR land nodal data acquisition system."

"Shipments of our seismic reservoir products were very low for the quarter at only $0.3 million. We generally characterize demand for these products as "lumpy" and, to illustrate, we expect to ship over $3 million of these products in our third quarter as a result of recently received orders for our borehole tools. We are also in the process of manufacturing BP's seabed cable order announced last March and expect to record additional seismic reservoir revenues of $4 to $5 million from that sale in our fourth fiscal quarter ending September 30, 2010."

"Overall, we are confident as we look ahead to our near term financial performance due to a reasonable backlog of seismic reservoir products, marine products and land nodal acquisition systems. Our operating cash flows were robust for the recently completed quarter and our balance sheet continues to strengthen. At March 31, 2010, we reported $19.7 million of cash and our stockholders' equity grew to $123.8 million, both record highs for our company. Our long-term debt continues to decline and our capitalization ratio declined to 6.0% at March 31, 2010. Our $25 million credit facility remains untapped at this time."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Six Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Net sales	$ 30,781	$ 23,510	$ 57,097	$ 49,365
Cost of sales	20,492	16,368	39,647	34,203
Gross profit	10,289	7,142	17,450	15,162

Operating expenses:
Selling, general and administrative	3,974	3,396	7,713	7,120
Research and development	2,269	1,911	3,997	3,810
Bad debt expense (recovery)	(378)	79	(420)	(89)
Total operating expenses	5,865	5,386	11,290	10,841

Gain (loss) on sale of assets	(184)	--	(184)	7

Income from operations	4,240	1,756	5,976	4,328

Other income (expense):
Interest expense	(51)	(136)	(135)	(411)
Interest income	51	307	102	636
Foreign exchange gains (losses)	54	(21)	104	(561)
Other, net	6	(57)	(168)	(63)
Total other income (expense), net	60	93	(97)	(399)

Income before income taxes	4,300	1,849	5,879	3,929
Income tax expense	1,492	617	1,970	1,360

Net income	$ 2,808	$ 1,232	$ 3,909	$ 2,569

Basic earnings per share	$ 0.47	$ 0.21	$ 0.65	$ 0.43

Diluted earnings per share	$ 0.45	$ 0.20	$ 0.63	$ 0.42

Weighted average shares outstanding - Basic	6,028,416	5,937,144	6,020,697	5,936,822
Weighted average shares outstanding - Diluted	6,227,083	6,035,314	6,203,880	6,069,615